Exhibit 99.2
TIMCO Aviation Services, Inc.

NEWS

Release:	September 30, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
Gil West, President and Chief Operating Officer
(336) 668-4410
TIMCO AVIATION SERVICES, INC. CHANGES 2005 THIRD QUARTER AND
YEAR-END EARNINGS OUTLOOK
Greensboro, North Carolina, September 30, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced that it is lowering its 2005 third quarter and full-year earnings guidance. The Company now anticipates that it will report a net loss for the third quarter of 2005 of approximately $6.5 million and that it will report a net loss for the 2005 fiscal year of approximately $2.0 million. The Company had previously reported net income for the six months ended June 30, 2005 of $2.5 million and had provided market guidance that it expected to report fiscal 2005 net income of between $2.5 million and $3.0 million.
Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “We have achieved our forecasted revenue targets, but we are not seeing the benefit at the bottom line. This is primarily due to the challenges we are experiencing in managing our rapid growth, including increased costs associated with the hiring and training of new personnel. However, we believe that this growth is important for the long term and helps position our business for the future. Our 2005 third quarter and fiscal year results have also been impacted by ramp up and learning curve issues in our airframe MRO facilities associated with new customers and new aircraft types. Additionally, our second half 2005 revenues have been adversely impacted by industry-wide shortages of JT8D parts that have delayed deliveries of, and therefore revenues from, repaired engines and by reduced profit margins due to a change in the mix of aircraft being serviced.”
Gil West, the Company’s President and Chief Operating Officer, stated: “Our business and our results of operations also continue to be impacted by the dynamic changes that are affecting the U.S. airline industry. These changes, along with overcapacity in the airframe maintenance market, have led to continued price erosion. However, we believe that the continuing trend towards increased outsourcing by airlines, freight carriers, aircraft leasing companies and military/governmental units will lessen this overcapacity.”
TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our

TIMCO AVIATION SERVICES, INC. LOWERS THIRD QUARTER
AND YEAR-END EARNINGS OUTLOOK	PAGE 2
customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements, including statements regarding the Company’s anticipated loss for the 2005 third quarter and the 2005 fiscal year. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified above and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.